EXHIBIT 5.1



                                                  1585 Broadway
PROSKAUER ROSE LLP                                New York, New York  10036-6299
                                                  Telephone 212.969.3000
                                                  Fax 212.969.2900







                                        July 30, 1998





Microwave Power Devices, Inc.
49 Wireless Boulevard
Hauppauge, New York 11788

Ladies and Gentlemen:

          We have acted as counsel to Microwave Power Devices, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (together with the exhibits thereto, the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to the registration of 500,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company. The Shares are to be issued by the Company upon exercise of certain stock options (the "Options") granted and to be granted to certain employees of the Company and its subsidiaries pursuant to the Company's 1996 Stock Option Plan (the "Plan").

          As such counsel, we have reviewed the corporate proceedings in connection with the adoption of the Plan. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

          Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued upon due exercise of options granted under the Plan in accordance with the provisions of the Plan and in accordance with stock option agreements entered into in accordance with the provisions of the Plan (including payment of the option exercise price provided for therein), legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ PROSKAUER ROSE LLP